Exhibit 5.1

KARR TUTTLE CAMPBELL

A PROFESSIONAL SERVICE CORPORATION

ATTORNEYS AT LAW

1201 Third Avenue, Suite 2900

Seattle, Washington 98101

TELEPHONE: (206) 223-1313

FACSIMILE: (206) 682-7100

June 25, 2012

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

Re: Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

This opinion is furnished to Cell Therapeutics, Inc., a Washington corporation (the “Company”). Pursuant to a certain Asset Purchase Agreement, dated April 18, 2012 (the “Agreement”), between the Company (as purchaser of assets) and the other party named therein (as seller of assets), and pursuant to the Articles of Amendment to the Company’s amended and restated articles of incorporation, filed with the Secretary of State of the state of Washington on May 31, 2012 (the “Certificate of Designation”), the Company issued 15,000 shares of the Company’s preferred stock no par value, designated Series 16 (the “Preferred Stock”). 12,605,042 shares of the Company’s common stock, no par value, are issuable upon conversion of the Preferred Stock (the “Underlying Shares”).

We have reviewed, among other things, (i) the Agreement, (ii) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof, (iii) the Second Amended and Restated Bylaws of the Company, as in effect as of the date hereof, (iv) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization. issuance and sale of the Underlying Shares. We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such review and examination, we have assumed the following: (a) the legal capacity of all natural persons; (b) the authenticity of original documents and the genuineness of all signatures; (c) the conformity to the originals of all documents submitted to us as copies; and (d) the truth, accuracy and completeness of the information, including representations and warranties, contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the assumptions, limitations and qualifications expressed herein, it is our opinion that the Underlying Shares, when issued upon valid conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation, will be duly authorized, validly issued, fully paid, and non-assessable.

The opinions expressed herein are subject to the following assumptions, limitations and qualifications:

a. We have assumed that any registration statements, filed with the Securities and Exchange Commission (the “Commission”) and applicable to the Underlying Shares, and any amendments to any such registration statements, will remain effective during the period when the Underlying Shares are offered, sold or issued, including upon the conversion of the Preferred Stock.

b. We express no opinion as to laws other than the laws contained in the Washington Business Corporation Act, as currently enacted. Without limiting the generality of the foregoing, we express no opinion with respect to any other Washington laws, regulations, rules, constitutions or statutes, or any of the same in any other jurisdiction, municipality, state or country, or any federal laws.

c. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

d. This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

We hereby consent to the filing of this opinion as an exhibit to the Form S-3 Registration Statement to be filed with the Commission on the date hereof with respect to the transaction contemplated hereby. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, with respect to any part of the such Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ KARR TUTTLE CAMPBELL,

a professional service corporation